EXHIBIT 10.39

TO:        Dan Landers

FROM:        Joseph Campanelli
Chief Executive Officer

DATE:        February 3, 2011

RE:        Employment Offer

Dan, pursuant to our conversations, Flagstar Bank, FSB and Flagstar Bancorp, Inc. (collectively, the “Company”) hereby offers you the executive position of Executive Vice-President and Chief Credit Officer. In your role, you will be reporting directly to the Chief Risk Officer of the Company and serve as a member of the Company's Executive Management Committee. Your initial responsibilities will include direct management and oversight of the Company's credit administration function.

Your employment by the Company will commence on a mutually agreeable date, but not later than March 15, 2011, and the Company shall provide to you the compensation and benefits set forth below:

Base Salary: $400,000.00 per annum, payable $15,384.61 every two weeks in accordance with the Company's payroll policy for its other executives, including customary tax and benefit withholdings, and subject to adjustment by the Board annually (but not below $400,000).

Share Salary: $300,000.00 per annum, payable $11,538.46 every two weeks in accordance with the Company's payroll policy for its other executives, including customary tax and benefit withholdings, and subject to adjustment by the Board of Directors of the Company (the “Board”) for increase (but not decrease). The share salary will be paid in grants of unrestricted shares of the Company's common stock having a Fair Market Value on the date of grant equal to the pro rata portion of the share salary payable on each such pay date. “Fair Market Value” shall mean, as of any specified date, the closing price of the common stock.

Discretionary Shares: The Company may (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) grant to you, at the end of each calendar year, an additional amount the Fair Market Value of which is equal to up to one-third (1/3) of your annual compensation (including Base Salary and Share Salary) for such year, in restricted shares of Common Stock, with the Fair Market Value of such shares determined on the date of grant; provided, however, that no such shares shall be granted unless you remain employed by the Company, without notice of termination of your employment for any reason, through the date on which any such grant is due to be made. "Annual compensation" shall have the meaning as set forth in the Interim Final Rule, as may be amended from time to time, including pursuant to any final rule. The ''Interim Final Rule" shall mean the interim final rule promulgated pursuant to section 101 (a)(l), 101(c)(5) and 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, which was published by the Department of the Treasury on June 15, 2009. Any such granted restricted shares shall vest (as determined by the Board, or a committee thereof designated to make such determination, in its sole discretion) in accordance with performance goals (which performance goals shall be determined by the Board or such committee after consultation with you and shall be reasonably achievable without excessive risk taking in the context of the Company's business plan approved by the Board or such committee after consultation with you) and continued substantial service by you as set forth in the grant agreement evidencing each such award and, until the Company is no longer subject to the Troubled Asset Relief Program under the Emergency Economic Stabilization Act of 2008, including the Interim Final Rule and any other rules and regulations thereunder, as amended (the "TARP Requirements"), shall be subject to all applicable TARP restrictions, including, without limitation, a minimum two (2) year and maximum three (3) year vesting requirement from the date of grant as set forth in the Interim Final Rule, as may be amended from time to time, including pursuant to any final rule.

Auto Allowance. $500.00 per month.

Fringe and Other Benefits. As regularly and generally provided to the senior executives of the Company who report directly to the CEO, including without limitation medical, dental, disability, life insurance, vacation and other welfare benefit programs. You shall be entitled to participate in such welfare benefit programs provided by the Company to the other senior executives of the Company in accordance with Company policy; provided that until such time as you are entitled to participate in the Company's health insurance plan the Company shall pay, or reimburse you for, the cost of your then-existing healthcare insurance (including medical and dental), including without limitation any COBRA coverage, and any premiums related to any portable long-term disability or life insurance provided to you by your current employer. You will be entitled to such paid vacation as consented to by the CEO from time to time.

As a TARP recipient, the Company is subject to the Interim Final Rule governing the compensation of its senior executive officers and certain other most highly paid employees, which may include you. As such, your employment with the Company is conditioned upon your agreement to comply with all applicable TARP Requirements. In addition, the TARP Requirements and other bank regulatory restrictions prohibit the Company from agreeing to certain benefits without prior regulatory approval, such as severance benefits, at the present time. It is the intent of the Company, however, to enter into an employment agreement with you substantially in the form attached hereto as Exhibit A once permitted under TARP and other applicable laws and regulations. Moreover, the Company agrees that severance benefits will not be provided to any other officer of the Company unless and until severance benefits are provided to you, and that any such severance benefits provided to other officers of the Company, and the terms and provisions thereof, will be no more favorable to such other officers than the severance benefits that the Company provides to you.

Please feel free to call me to discuss at your convenience. We would be happy to welcome you to the new Flagstar team.

Best regards,

Date:	February 3, 2011	/s/ Joseph P. Campanelli
Joseph P. Campanelli
Chief Executive Officer

Date:	February 3, 2011
	Accepted:	/s/ Dan Landers
Dan Landers